EXHIBIT (10)(a)
[Letterhead of Sutherland Asbill & Brennan LLP]
MARY JANE WILSON-BILIK
DIRECT LINE: 202.383.0660
Internet: mjwilson-bilik@sablaw.com
April 29, 2008
Board of Directors
Farmers New World Life Insurance Company
3003 — 77th Avenue, S.E.
Mercer Island, WA 98040
Ladies and Gentlemen:
     We hereby consent to the reference to our name under the caption “Legal Matters” in the Statement of Additional Information for the Farmers Variable Annuity filed as part of Post-Effective Amendment No. 10 to the registration statement on Form N-4 for the Farmers Annuity Separate Account A (File Nos. 333-85183; 811-09547). In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Very truly yours, Sutherland Asbill & Brennan LLP
By:	/s/ Mary Jane Wilson Bilik
Mary Jane Wilson-Bilik